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                                                     DRAFT -- 9/27/97 6:11 AM
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                            ASSET PURCHASE AGREEMENT

                                  By and Among

                           BPP ACQUISITION CORPORATION

                         BEAVER PRECISION PRODUCTS, INC.

                     ROLLER BEARING COMPANY OF AMERICA, INC.

                                       and

                                 LLOYD J. BARETZ

                          Dated as of October 18, 1996
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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I.     DEFINITIONS...................................................1

   1.01. Definitions.........................................................1

ARTICLE II.    TRANSFER OF ASSETS............................................6

   2.01. Transfer of Assets by Seller........................................6
   2.02. Excluded Assets.....................................................8
   2.03. Assumption of Liabilities...........................................8
   2.04. Excluded Liabilities................................................8
   2.05. Assignment of Contracts and Rights..................................8
   2.06. Closing.............................................................9
   2.07. Purchase Price Allocation...........................................9
   2.08. Determination of Selected Accounts Receivable, Trade Payables and
         Inventory...........................................................9

ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF SELLER......................9

   3.01. Corporate Existence and Power.......................................9
   3.02. Authorization......................................................10
   3.03. Subsidiaries.......................................................10
   3.04. Governmental Authorization.........................................10
   3.05. Non-Contravention..................................................10
   3.06. Balance Sheets; Undisclosed........................................10
   3.07. Absence of Certain Changes.........................................11
   3.08. Properties; Leases; Tangible Assets................................12
   3.09. Sufficiency of and Title to the Transferred Assets.................13
   3.10. Affiliates.........................................................14
   3.11. No Undisclosed Liabilities.........................................14
   3.12. Litigation.........................................................14
   3.13. Contracts..........................................................14
   3.14. Permits; Required Consents.........................................15
   3.15. Compliance with Applicable Laws....................................16
   3.16. Employment Agreements; Change in Control; and Employee Benefits....16
   3.17. Labor and Employment Matters.......................................18
   3.18. Intellectual Property..............................................19
   3.19. Advisory Fees......................................................20
   3.20. Environmental Compliance...........................................20
   3.21. Insurance..........................................................20
   3.22. Tax Matters........................................................21

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES OF BUYER AND RBC..............21


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   4.01. Organization and Existence.........................................21
   4.02. Corporate Authorization............................................22
   4.03. Governmental Authorization.........................................22
   4.04. Non-Contravention..................................................22
   4.05. Advisory Fees......................................................22
   4.06. Litigation.........................................................22

ARTICLE V.     COVENANTS OF SELLER..........................................22

   5.01. Conduct of the Business; Distributions.............................22
   5.02. Access to Information..............................................24
   5.03. Compliance with Terms of Required Governmental Approvals and
         Required Contractual Consents......................................25
   5.04. Maintenance of Insurance Policies..................................25
   5.05. Confidentiality....................................................25
   5.06. Taxes..............................................................26
   5.07. Use of Name; Obtaining of Trademark................................26
   5.08. Intentionally Omitted..............................................27
   5.09. Collection of Selected Accounts Receivable.........................27
   5.10. Compliance with Bulk Sales Laws....................................27
   5.11. Notice of Third Party Interest.....................................27
   5.12. Reconveyance Fee...................................................27

ARTICLE VI.    COVENANTS OF BUYER...........................................27

   6.01. Confidentiality....................................................27
   6.02. Collection of Accounts Receivable..................................28
   6.03. No Solicitation of Employees.......................................28

ARTICLE VII.   COVENANTS OF ALL PARTIES.....................................29

   7.01. Further Assurances.................................................29
   7.02. Certain Filings....................................................29
   7.03. Public Announcements...............................................29
   7.04. Administration of Accounts.........................................30

ARTICLE VIII.  CONDITIONS TO CLOSING........................................30

   8.01. Conditions to Obligation of Buyer..................................30
   8.02. Conditions to Obligation of Seller.................................34

ARTICLE IX.    INDEMNIFICATION..............................................36

   9.01. Agreement to Indemnify.............................................36
   9.02. Survival of Representation and Warranties..........................36
   9.03. Claims for Indemnification.........................................37


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   9.04. Defense of Claims..................................................37

ARTICLE X.     TERMINATION..................................................39

   10.01.Grounds for Termination............................................39
   10.02.Effect of Termination..............................................39

ARTICLE XI.    MISCELLANEOUS................................................39

   11.01.Notices............................................................39
   11.02.Amendments; No Waivers.............................................41
   11.03.Expenses...........................................................41
   11.04.Successors and Assigns.............................................41
   11.05.Governing Law......................................................41
   11.06.Counterparts; Effectiveness........................................41
   11.07.Entire Agreement...................................................41
   11.08.Captions...........................................................42
   11.09.Severability.......................................................42
   11.10.Construction.......................................................42
   11.11.Cumulative Remedies................................................42
   11.12.Third Party Beneficiaries..........................................42

            Index of Other Defined Terms. In addition to those terms defined in
Section 1.01 below, the following terms shall have the respective meanings given thereto in the sections indicated below:

       Defined Term                                   Section

       "1995 Balance Sheet"                           3.06(a)
       "Approval Hearing"                             8.01(u)(ii)
       "Approval Order"                               8.01(u)(ii)
       "Assumed Liabilities"                          2.03
       "Balance Sheets                                3.06(a)
       "Bankruptcy Court"                             8.01(u)
       "Business"                                     Recitals
       "Buyer Indemnitees"                            9.01(a)
       "Buyer"                                        Preamble
       "Closing Date"                                 2.06(a)
       "Closing"                                      2.06(a)
       "Contracts"                                    2.01(d)
       "Distributions"                                3.07(h)
       "Encumbrances"                                 3.08(a)
       "Equipment"                                    2.01(b)
       "Equity Securities"                            5.01(b)
       "Excluded Assets"                              2.02
       "Excluded Environmental Liabilities"           2.04(c)


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       "Excluded Liabilities"                         2.04
       "Financial Statements"                         3.06(a)
       "Insurance Policies"                           3.21
       "Intellectual Property Rights"                 3.18(a)
       "Inventory"                                    2.01(c)
       "Leased Real Property"                         3.08(a)
       "Leases"                                       3.08(b)
       "Lien Escrow Agreement"                        8.01(r)
       "LJB"                                          Preamble
       "Permits"                                      3.14(a)
       "Personal Property Leases"                     3.08(b)
       "Petition"                                     8.01(u)
       "Petition Date"                                8.01(u)
       "Procedures Order"                             8.01(u)
       "Proceedings"                                  3.12
       "Purchase Price"                               2.06(b)
       "RBC"                                          Preamble
       "Real Property Leases"                         3.08(b)
       "Required Consents"                            3.14(b)
       "Required Contractual Consent"                 3.14(b)
       "Required Governmental Approval"               3.14(b)
       "Retained Accounts Receivable"                 6.02
       "Scheduled Contracts"                          3.13(a)
       "Selected Accounts Receivable"                 2.01(e)
       "Seller Indemnitee"                            9.01(d)
       "Seller"                                       Preamble
       "Subsequent Material Contract"                 5.01(b)(iv)
       "Transferred Assets"                           2.01

                                    EXHIBITS

EXHIBIT A            Balance Sheets
EXHIBIT B            Form of Harris and Sanwa Side Letter Agreement
EXHIBIT C            Form of Non-Competition Agreement
EXHIBIT D            Form of Opinion of Schuyler, Roche & Zwirner
EXHIBIT E            Form of Services Support Agreement
EXHIBIT F            Form of Supply and Service Agreement
EXHIBIT G            Form of Lien Escrow Agreement
EXHIBIT H            Form of Technical Support Agreement
EXHIBIT I            Form of Opinion of Gibson, Dunn & Crutcher LLP
EXHIBIT J            Form of Opinion of Adelman, Gettleman, Merens, Berish &
                       Carter, Ltd.


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                                    SCHEDULES

Schedule 1.01        Permitted Liens
Schedule 2.01        Equipment
Schedule 2.02        Excluded Assets
Schedule 3.01        Qualification to do Business
Schedule 3.03        Subsidiaries
Schedule 3.04        Governmental Authorizations
Schedule 3.07        Absence of Certain Changes
Schedule 3.08(a)     Leased Real Property
Schedule 3.08(c)     Leases
Schedule 3.08(d)     Land-Use Compliance
Schedule 3.10(a)     Affiliate Interests
Schedule 3.10(b)     Affiliate Agreements
Schedule 3.11        No Undisclosed Liabilities
Schedule 3.12        Litigation
Schedule 3.13(a)     Scheduled Contracts
Schedule 3.13(b)     Non-Binding Scheduled Contracts
Schedule 3.13(c)     Primary Customers and Suppliers
Schedule 3.14(a)     Permits
Schedule 3.14(b)     Required Consents
Schedule 3.15        Compliance with Applicable Laws
Schedule 3.16(a)     Employment Agreements
Schedule 3.16(b)     Benefit Plans and Arrangements
Schedule 3.16(f)     Prohibited Transactions
Schedule 3.16(g)     Benefit Plan Claims
Schedule 3.16(i)     ERISA Compliance
Schedule 3.16(j)     Group Health Plan Compliance
Schedule 3.17        Labor and Employment Matters
Schedule 3.18(a)     Intellectual Property
Schedule 3.18(b)     Proceedings Applicable to Intellectual Property
Schedule 3.18(c)     Ownership of Intellectual Property Rights
Schedule 3.20(a)     Environmental Permits
Schedule 3.20(b)     Environmental Compliance
Schedule 3.20(c)     Continuing Compliance with Environmental Laws
Schedule 3.21        Insurance Policies
Schedule 3.22        Tax Matters
Schedule 6.02        Selected Retained Accounts Receivable Customers


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                            ASSET PURCHASE AGREEMENT

            This ASSET PURCHASE AGREEMENT dated as of October 18, 1996 is by and among BPP Acquisition Corporation, a Delaware corporation ("Buyer"), Beaver Precision Products, Inc., an Illinois corporation ("Seller"), Roller Bearing Company of America, Inc., a Delaware corporation ("RBC"), and Lloyd J. Baretz, an individual ("LJB").

                                 R E C I T A L S

            A. Among other things, Seller is engaged in the business of designing, manufacturing, repairing, overhauling and/or selling ball screws and splines for commercial or industrial use other than aerospace and military use (the "Business"); and

            B. Seller desires to sell and transfer to Buyer all of its assets related to the Business in consideration for the delivery by Buyer to Seller of the Purchase Price (as defined herein).

                                A G R E E M E N T

            NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows.

                                   ARTICLE I.

                                   DEFINITIONS

            1.01. Definitions. The following terms, as used herein, have the following meanings:

            "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

            "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, policy, guidance, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental Law) applicable to such Person or any of its Affiliates or Plan Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates or Plan Affiliates).

            "Associate" or "Associated With" means, when used to indicate a relationship with any Person, (a) any other Person of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities issued by such other Person, (b) any trust or other estate in which such Person has a substantial


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beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person or who is a director or officer of such Person or any Affiliate thereof.

            "Benefit Arrangement" means any material benefit arrangement that is not an Employee Benefit Plan, including, without limitation, (i) each employment or consulting agreement, (ii) each arrangement providing for insurance coverage or workers' compensation benefits, (iii) each incentive bonus or deferred bonus arrangement, (iv) each arrangement providing termination allowance, severance or similar benefits, (v) each equity compensation plan, (vi) each deferred compensation plan and (vii) each compensation policy and practice maintained by Seller or any ERISA Affiliate of Seller covering the employees, former employees, directors and former directors of Seller and the beneficiaries of any of them.

            "Benefit Plan" means an Employee Benefit Plan or Benefit
Arrangement.

            "Business Day" means a day other than a Saturday, Sunday or other day on which national banking institutions are authorized or required by law to close.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Damages" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement net of insurance proceeds actually received, including without limitation (i) interest on cash disbursements in respect of any of the foregoing at the Reference Rate in effect from time to time, compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of such Person.

            "Employee Benefit Plan" means any employee benefit plan, as defined in Section 3(3) of ERISA, that is sponsored or contributed to by Seller or any ERISA Affiliate thereof covering employees or former employees of Seller.

            "Employee Pension Benefit Plan" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, including a Multiemployer Plan.

            "Environmental Laws" means all Applicable Laws relating to the protection of human health or the environment including, without limitation, (i) all Applicable Laws pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, (ii) all Applicable Laws relating to the anufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; and (iii) the


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Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental
Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the
Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act ("TSCA") and all requirements promulgated pursuant to any of these or analogous state or local statutes.

            "Environmental Liabilities" means Liabilities of a Person that arise under any Environmental Law.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" of any Person means any other Person that, together with such Person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

            "Escrow Agent" means a state or nationally chartered bank with unrestricted surplus of at least $250,000,000 selected by Buyer to act as escrow agent under the Lien Escrow Agreement.

            "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis.

            "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

            "Group Health Plan" means any group health plan, as defined in
Section 5000(b)(1) of the Code.

            "Hazardous Substance" means any substance or material: (i) the presence of which requires investigation or remediation under any Applicable Law; or (ii) the generation, storage, treatment, transportation, disposal, remediation, removal, handling or management of which is regulated by any Environmental Law; or (iii) that is defined as a "hazardous waste" or "hazardous substance" under any Applicable Law; or (iv) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority having or asserting jurisdiction over the Business or any of the Transferred Assets; or
(v) the presence of which poses a hazard to the health or safety of Persons; or
(vi) the presence of which constitutes a nuisance, trespass or other tortious condition for which Seller could be or is alleged to be liable; or (vii) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.


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            "Indemnification Limit" as of any given date means the positive amount, if any, equal to (i) $2,000,000 minus (ii) all amounts paid by Seller and LJB prior to such date pursuant to Section 9.01(a).

            "Indemnifying Party" means: (1) Seller or LJB when any Buyer Indemnitee is asserting a claim under Section 9.01(a) or (2) Buyer or RBC when any Seller Indemnitee is asserting a claim under Section 9.01(b).

            "Indemnitee" means: (1) each of Buyer, RBC and their respective Affiliates with respect to any claim for which Seller is an Indemnifying Party under Section 9.01(a); or (2) Seller, LJB and their Affiliates with respect to claims for which Buyer is an Indemnifying Party under Section 9.01(b).

            "IRS" means the Internal Revenue Service.

            "Knowledge" means, with respect to any Person, all things known to, or which should be known after reasonable inquiry by, such Person, if an individual, or if a corporation, the executive officers and directors of such corporation.

            "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not the same is required to be accrued on the financial statements of such Person and whether or not the same is disclosed on any schedule to this Agreement.

            "Lien" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, Encumbrance, interest, claim or charge of any kind in respect of such asset.

            "Material Adverse Effect" means a change in, or effect on, the operations, affairs, prospects, financial condition, results of operations, assets, Liabilities, reserves or any other aspect of the Business or Seller that results in a material adverse effect on, or a material adverse change in, the Transferred Assets taken as a whole, or a material adverse effect on the Business taken as a whole, including, but not limited to, the following: (i) a decline of 15% or more in the aggregate dollar amount of purchase orders received by Seller in the 30 days immediately preceding the Closing Date as compared to the aggregate dollar amount of purchase orders received by Seller in the corresponding one-month period of the prior year; (ii) any decline in Seller's Working Capital as of the Closing Date as compared to Seller's Working Capital on the corresponding date in the prior year; (iii) any decline in Seller's backlog of orders relating to the Business resulting in such backlog amounting to less than $850,000; or (iv) any failure to timely pay Seller's payroll or Taxes.

            "Multiemployer Plan" means a multiemployer plan, as defined in
Section 3(37) and 4001(a)(3) of ERISA.


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            "Permitted Liens" means (i) Liens securing the repayment of Assumed
Liabilities and (ii) Liens set forth on Schedule 1.01.

            "Person" means an individual, corporation, partnership, joint venture, association, trust, estate or other entity or organization, including a Governmental Authority.

            "Plan Affiliate" means, with respect to any Person, any employee benefit plan or arrangement sponsored by, maintained by or contributed to by such Person, and with respect to any employee benefit plan or arrangement, any Person sponsoring, maintaining or contributing to such plan or arrangement.

            "Prohibited Transaction" means a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under
Section 4975 of the Code or Section 408 of ERISA, respectively.

            "Reference Rate" means the per annum rate of interest publicly announced from time to time by Bank of America, N.T. & S.A. as its prime rate (or reference rate). Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

            "Subsidiary" means, with respect to any Person, (i) any corporation as to which more than 10% of the outstanding stock having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights may be exercised) is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person's Subsidiaries, and (ii) any partnership, joint venture or other similar relationship between such Person (or any Subsidiary thereof) and any other Person (whether pursuant to a written agreement or otherwise).

            "Tax" means all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

            "Tax Return" means all returns, reports, forms or other information required to be filed with respect to any Tax.

            "Trade Payables" means the trade accounts payable relating to the Business that arise in the ordinary course of business and are outstanding as of the Closing Date.

            "Working Capital" means the remainder of (i) Seller's total current assets minus current assets that are Excluded Assets minus (ii) Seller's total current liabilities minus current


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liabilities that are Excluded Liabilities, with each of the above calculated in accordance with GAAP.

                                   ARTICLE II.

                               TRANSFER OF ASSETS

            2.01. Transfer of Assets by Seller. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees to purchase from Seller and Seller agrees to sell, assign, convey and transfer to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all the assets, properties, rights, licenses, permits, contracts, causes of action and claims of every kind and description as the same shall exist on the Closing Date (other than the Excluded Assets), wherever located, whether tangible or intangible, real, personal or mixed, that are used, owned by, leased by or in the possession of Seller in connection with the Business, whether or not reflected on the books and records of Seller, including all assets shown on the 1995 Balance Sheet and not disposed of in the ordinary course of business or as permitted by this Agreement prior to the Closing Date (the collective assets, properties, rights, licenses, permits, contracts, causes of action and claims in connection with the Business to be transferred to Buyer by Seller pursuant hereto are referred to collectively herein as the "Transferred Assets") and including without limitation all right, title and interest of Seller in, to and under the following, to the extent used, owned by, leased by or in the possession of Seller to the extent that such assets are used in or relate to or are generated by the Business:

                  (a) all real property and leases, capitalized or operating, of, and other interests in, real property of Seller, in each case together with all buildings, fixtures and improvements erected thereon and appurtenances thereto;

                  (b) all machinery, equipment (including, but not limited to, tools and dies), furniture, office equipment, computer equipment (including all hardware and software), communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property (and interests in any of the foregoing) of Seller set forth on Schedule 2.01 ("Equipment");

                  (c) all items of inventory notwithstanding how classified in the financial records of Seller, including all raw materials, work-in-process, inventory in transit, finished goods, supplies, spare parts, samples, cores and stores (collectively, the "Inventory");

                  (d) all contracts (including, but not limited to, contracts for the sale of goods), agreements, options, leases, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which Seller is a party, including the Scheduled Contracts and the Subsequent Material Contracts (collectively, the "Contracts");

                  (e) all accounts, accounts receivable and notes receivable, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, of Seller, and any security or collateral therefor, including recoverable advances and deposits,


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which are outstanding as of the Closing Date not more than 90 days from the date of invoices relating thereto, as selected by Buyer on the Closing Date (the "Selected Accounts Receivable");

                  (f) all prepaid charges and expenses of Seller (including any such charges and expenses with respect to ad valorem taxes, leases and rentals and utilities) with respect to Seller's Peoria, Illinois facility;

                  (g) all rights of Seller under any insurance policy;

                  (h) all of Seller's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Business or the Transferred Assets, whether liquidated or unliquidated, fixed or contingent, including claims pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to Seller affecting any of the Transferred Assets;

                  (i) all of Seller's Intellectual Property Rights, including, without limitation, all of Seller's patents, copyrights, trademarks, trade names, service marks, service names, logos, part numbers, designs, know-how, processes, trade secrets, inventions, and other proprietary data, including, but not limited to, the right to use the name "Beaver Ball Screws" for the purpose of conducting any lawful business other than the military and aerospace business of Seller;

                  (j) all transferable franchises, licenses, permits or other authorizations, including, without limitation, those issued or granted by any Governmental Authority that are owned by, granted to or held or used by Seller in connection with the Business, whether or not actually utilized by Seller;

                  (k) all books, records, files and papers of Seller, whether in hard copy or computer format, including bank account records, books of account, invoices, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, personnel and employment records of present and former employees, and documentation developed or used for accounting, marketing, engineering, manufacturing or any other purpose related to the conduct of the Business;

                  (l) all lists of present customers and lists of former customers; and

                  (m) all goodwill associated with the Business or the Transferred Assets.

Without limiting the foregoing, except as specifically provided in Section 2.02, the Transferred Assets shall include (i) all other assets and properties of Seller that exist on the Closing Date, whether tangible or intangible, real or personal, that are located at Seller's Walterboro, South Carolina facility or its Peoria, Illinois refurbishment plant and (ii) all other assets and properties of Seller relating to the Business that exist on the Closing Date, whether tangible or intangible,


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real or personal, that are located at Seller's Troy, Michigan facility. Those tangible Transferred Assets located in Michigan will be used or consumed in industrial processing.

            2.02. Excluded Assets. Buyer expressly understands and agrees that the assets and properties set forth on Schedule 2.02 (the "Excluded Assets") shall be excluded from the Transferred Assets and shall be retained by Seller.

            2.03. Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees, effective at the time of Closing, to assume and in due course perform, pay and discharge all Trade Payables (the "Assumed Liabilities"). No Liability that is the subject of a Permitted Lien shall be an Assumed Liability unless such Liability is a Trade Payable.

            2.04. Excluded Liabilities. Buyer does not hereby assume, and shall not at any time hereafter (including on or after the Closing Date) become liable for, any of the Liabilities, including, without limitation, the Environmental Liabilities, of Seller or any of its Affiliates or any Plan Affiliate of any of the foregoing other than the Assumed Liabilities (the "Excluded Liabilities").

            2.05. Assignment of Contracts and Rights.

                        (a) With respect to any Contract and any claim, right or benefit arising thereunder or resulting therefrom that constitute Transferred Assets, promptly after the date hereof, to the extent requested by Buyer, Seller will use its best efforts to obtain the written consent of the other parties to any such Contract to the assignment thereof to Buyer or written confirmation from such parties reasonably satisfactory in form and substance to Buyer confirming that such consent is not required.

                        (b) If (i) such consent, waiver or confirmation is not obtained with respect to any such Contract and (ii) notwithstanding the provisions of Section 8.01(c), Buyer shall elect to consummate the Closing, Seller and Buyer shall cooperate in an arrangement reasonably satisfactory to Buyer and Seller under which Buyer would obtain, to the extent practicable, the claims, rights and benefits and assume the corresponding obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all claims, rights and benefits of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller under any Transferred Asset or any claim, right or benefit arising thereunder not transferred to Buyer pursuant to this Section 2.05.

            2.06. Closing.

                        (a) Subject to Article VIII and the other terms and conditions of this Agreement, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Schuyler, Roche & Zwirner, One Prudential Plaza, Suite 3800, 130

East Randolph Drive, Chicago, Illinois on October 30, 1996 or such other date as to which Buyer and Seller may agree (the "Closing Date").

                        (b) At the Closing Buyer shall pay and deliver the Purchase Price in cash to the Escrow Agent pursuant to the Lien Escrow Agreement. As used herein, "Purchase Price" means $2,733,000 plus (i) the sum of
(x) the value of the Inventory as of the Closing Date and (y) the amount of the Selected Accounts Receivable as of the Closing Date plus (ii) the amount, if any, by which the Trade Payables as of the Closing Date are less than $322,000 or minus (iii) the amount, if any, by which the Trade Payables as of the Closing Date are greater than $322,000.

                        (c) Seller shall deliver to Buyer such bills of sale, certificates of title, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (which in the case of Intellectual Property Rights, shall be documents immediately recordable in the respective countries of origin) of such rights as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all of Seller's right, title and interest in, to and under the Transferred Assets.

            2.07. Purchase Price Allocation. Within 120 days after the Closing Date, Buyer and Seller shall agree upon the final allocation of the Purchase Price among the Transferred Assets for purposes of complying with Section 1060 of the Code and making any required filings under state or local law and shall set forth such allocation on a statement (the "Allocation Statement"). After the Closing, from time to time, Buyer and Seller shall agree upon revisions to the Allocation Statement for tax purposes. Buyer and Seller shall report the tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Statement, as it may be revised from time to time, and shall not take any position inconsistent therewith.

            2.08. Determination of Selected Accounts Receivable, Trade Payables and Inventory. For the purposes of determining the Purchase Price, immediately prior to the Closing Date (i) Seller's accountants and Buyer's accountants shall jointly determine the amount of the Selected Accounts Receivable as of the Closing Date and the amount of Trade Payables as of the Closing Date and (ii) Ernst & Young LLP shall conduct an inventory to determine the value of the Inventory as of the Closing Date.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller and LJB jointly and severally represent and warrant to Buyer as follows:

            3.01. Corporate Existence and Power. Seller is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation, and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted and to own and operate the Transferred Assets as now owned and operated. Seller is not required to be qualified to conduct the Business in any state other than the states set forth in Schedule 3.01, in which states Seller is duly qualified to do business and is in good standing.

            3.02. Authorization. The execution, delivery and performance by Seller and LJB of this Agreement and the consummation by Seller and LJB of the transactions contemplated hereby are within Seller's corporate powers and LJB's personal power and have been duly authorized by all necessary corporate action on the part of Seller, including the affirmative vote of the holders of a majority of the outstanding capital stock of Seller. This Agreement has been duly and validly executed by Seller and LJB and constitutes the legal, valid and binding agreement of Seller and LJB, jointly and severally enforceable against each of Seller and LJB in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

            3.03. Subsidiaries. Except as set forth on Schedule 3.03, Seller does not have any Subsidiaries.

            3.04. Governmental Authorization. The execution, delivery and performance by Seller and LJB of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than any actions, consents, approvals or filings otherwise expressly referred to in this Agreement or set forth on Schedule 3.04 or 3.14(b). There are no facts relating to the identity or circumstances of Seller that would prevent or materially delay obtaining any of the Required Consents.

            3.05. Non-Contravention. The execution, delivery and performance by Seller and LJB of this Agreement do not and will not (a) contravene or conflict with the Articles of Incorporation or Bylaws of Seller, true and correct copies of which have been delivered to Buyer by Seller, (b) assuming receipt of the Required Consents, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Seller or LJB, the Business or any of the Transferred Assets, (c) assuming receipt of the Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which Seller or LJB is entitled under, any material Contract or any Permit or similar authorization relating to Seller or LJB or by which any of the Transferred Assets may be bound, or (d) result in the creation or imposition of any Lien on any Transferred Asset, other than Permitted Liens.

                  3.06. Balance Sheets; Undisclosed Liabilities.

                  (a) Attached hereto as Exhibit A are true and complete copies of the balance sheet of Seller as of December 31, 1995 (the "1995 Balance Sheet") and the balance sheet of Seller as of September 30, 1996 (collectively, the "Balance Sheets").

                  (b) Each of the Balance Sheets (i) has been prepared based on the books and records of Seller in accordance with Seller's normal accounting practices, consistently applied with past practice and with each other, which practices constitute sound accounting principles, and presents fairly the financial condition of Seller as of the date indicated,

(ii) contains and reflects all necessary adjustments and accruals for a fair presentation of its financial condition as of the date indicated, (iii) contains and reflects adequate provisions for all reasonably anticipated liabilities for all taxes, federal, state, local or foreign, with respect to the period then ended and all prior periods, and (iv) with respect to contracts and commitments for the sale of goods or the provision of services by Seller, contains and reflects adequate reserves for all reasonably anticipated losses and costs and expenses in excess of expected receipts.

            3.07. Absence of Certain Changes. Except as set forth on Schedule 3.07, since the date of the 1995 Balance Sheet, the Business has been conducted in the ordinary course, and there has not been:

                  (a) any event, occurrence, development or state of circumstances or facts or change in the Transferred Assets or the Business (including any damage, destruction or other casualty loss, but excluding any event, occurrence, development or state of circumstances or facts or change resulting from changes in general economic conditions) affecting the Business or any Transferred Assets that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect;

                  (b) (i) any change in any Liability other than in the ordinary course of business, or (ii) any incurrence of any Liability by Seller in connection with the Business, any of the Transferred Assets or otherwise, other than in the ordinary course of business;

                  (c) any transaction or commitment made, or any Contract entered into, by Seller (including the acquisition or disposition of any Transferred Assets), or any waiver, amendment, termination or cancellation of any Contract by Seller, or any relinquishment of any rights thereunder by Seller, or of any other right or debt owed to Seller, to the extent that any of the foregoing relate to the Business, other than in each such case actions taken in the ordinary course of business consistent with past practice;

                  (d) any (i) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any person employed by Seller in connection with the Business,
(ii) increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any person employed by Seller in connection with the Business, (iii) increase in compensation, bonus or other benefits payable or potentially payable to any person employed by Seller in connection with the Business, (iv) change in the terms of any bonus, pension, insurance, health or other Benefit Plan of Seller relating to the Business, or (v) representation of Seller to any employee or former employee of Seller that Buyer would assume, continue to maintain or implement any Benefit Plan after the Closing Date;

                  (e) any change by Seller in its accounting principles, methods or practices or in the manner it keeps its books and records or any change by Seller of its current practices with regards to sales, receivables, payables or accrued expenses that would affect the timing of collection of receivables or the payment of payables;

                  (f) the entering into of any Contract or other arrangement between Seller and any officer, director, stockholder or Affiliate of Seller of any of their respective Affiliates or Associates with respect to the Business; or

                  (g) any labor dispute (other than routine individual grievances), or any activity or proceeding by a labor union or representative thereof to organize any persons employed by Seller in connection with the Business, who were not subject to a collective bargaining agreement as of the date of the 1995 Balance Sheet, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any such employees.

            3.08. Properties; Leases; Tangible Assets.

                  (a) Seller does not own any real property and does not have a leasehold interest in any real property used in the conduct of the Business other than the real property identified on Schedule 3.08(a) (the "Leased Real Property"), which constitutes all of the real property used in the Business. Seller has a good, valid and enforceable leasehold interest in the Leased Real Property and the property subject to the Personal Property Leases and has good and valid title to its other tangible assets and as of the Closing Buyer shall succeed to such interest. Seller holds title to each such property and asset free and clear of all Liens, adverse claims, easements, rights of way, servitudes, zoning or building restrictions, or any other rights of others or other adverse interests of any kind, including chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements (collectively, "Encumbrances"), except the Leases, Permitted Liens or Liens that will be released on or prior to the Closing Date.

                  (b) All tangible properties and assets (other than inventory) included in the Transferred Assets are in all material respects structurally sound and are in good operating condition and repair and are adequate for the uses to which they are put, and no properties or assets necessary for the conduct of the Business in substantially the same manner as the Business has heretofore been conducted are in need of replacement, maintenance or repair except for routine and not materially deferred replacement, maintenance and repair.

                  (c) Schedule 3.08(c) sets forth a true and complete list of all personal property leases or licenses (i) to which Seller is a party or by which Seller is bound that relate to the Business and (ii) that provide for annual payments by Seller in excess of $10,000 or that contain other affirmative material obligations that cannot be terminated by Seller within 30 days (the "Personal Property Leases") and all leases or licenses of Leased Real Property that provide for annual payments by Seller in excess of $10,000 or that cannot be terminated by Seller within 30 days (the "Real Property Leases" and collectively with the Personal Property Leases, the "Leases") entered into in connection with the Business. With respect to the Leases, except as set forth on
Schedule 3.08(c), there exist no defaults by Seller, or, to the Knowledge of Seller, any default or threatened default by any lessor or third party thereunder, that has affected or could reasonably be expected to affect the rights and privileges thereunder of Seller, and there has not been any failure to perform any covenant or agreement which constitutes an event of default (with the giving of notice or passage of time or otherwise) pursuant to any Lease. Assuming the

Required Consents are obtained, all Leases to which Seller is a party with non-Affiliates or by which it is bound may be assigned, transferred and conveyed to Buyer without default, penalty or modification thereof.

                  (d) Except as disclosed in Schedule 3.08(d) or Schedule 3.20(c), the current use and operation of all Leased Real Property is in compliance with all Applicable Laws (including without limitation laws relating to zoning and land use) and public and private covenants and restrictions, and Seller has not received any notice of non-compliance with any Applicable Laws.

                  (e) Except as disclosed Schedule 3.08(d) or Schedule 3.20(c), there are no zoning or other land-use regulation proceedings or, to Seller's Knowledge, any proposed change in any Applicable Laws, which could detrimentally affect the use or operation of any Leased Real Property, nor has Seller received notice of any special assessment proceedings affecting the Leased Real Property, or applied for any change to the zoning or land use status of the Leased Real Property.

                  (f) Except as disclosed in Schedule 3.08(d) or Schedule 3.20(c), all water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by law or for the normal use and operation of the Leased Real Property are (i) installed to the property lines of each Leased Real Property, (ii) in compliance with all Applicable Laws, (iii) adequate to service the Leased Real Property as improved and to permit full compliance with all Applicable Laws and normal usage of each Leased Real Property and (iv) connected to each Leased Real Property by means of one or more public or private easements extending from the Leased Real Property to one or more public streets, public rights-of-way or utility facilities.

                  (g) Seller has obtained all licenses, permits, approvals, easements and rights of way (and all such items are currently in full force and effect) required from any Governmental Authority having jurisdiction over each Leased Real Property or from private parties for the current use and operation of each Leased Real Property.

                  (h) Each item in the Inventory is free from defect in workmanship and material, is merchantable and is suitable for its intended purpose. The tools, dies, machinery and other equipment used to manufacture finished Inventory items are capable of manufacturing such items free of defect.

            3.09. Sufficiency of and Title to the Transferred Assets. Upon consummation of the transactions contemplated by this Agreement, Seller will have sold, assigned, transferred and conveyed to Buyer all of the Transferred Assets free and clear of all Liens other than the Leases or Permitted Liens, which Transferred Assets constitute all of the properties and assets now held or employed by Seller in connection with the Business (other than the Excluded Assets). The Business is a going concern, and, with the transfer of the Transferred Assets to Buyer pursuant to this Agreement, Buyer will have all assets necessary to operate the Business as a going concern with all operations of the Business unimpaired in any material respect immediately after the Closing.

            3.10. Affiliates.

                  (a) Except as set forth in Schedule 3.10(a), neither Seller nor any shareholder, officer or director of Seller (or any immediate family member of any such shareholder, officer or director) now has or at any time subsequent to December 31, 1994, had, either directly or indirectly, an equity or debt interest in any Person which furnishes or sells or during such period furnished or sold services or products to Seller or purchases or during such period purchased from Seller any goods or services, or otherwise does or during such period did business with Seller of a material nature or amount; provided, however, that neither Seller, nor any shareholder of Seller nor any of Seller's officers and directors or other Affiliates shall be deemed to have such an interest solely by virtue of the ownership of less than five percent (5%) of the outstanding voting stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a national stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System; or

                  (b) Except as set forth in Schedule 3.10(b), no shareholder, officer or director of Seller (or any immediate family member of any such shareholder, officer or director) now is or at any time subsequent to December 31, 1994, was, a party to any contract, commitment or agreement to which Seller is or during such period was a party or under which Seller is or was obligated or bound or to which any of its properties may be or may have been subject.

            3.11. No Undisclosed Liabilities. Except (i) for Liabilities set forth on the 1995 Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since December 31, 1995, or (iii) as set forth on Schedule 3.11, there are no Liabilities of Seller individually or collectively that exceed $200,000.

            3.12. Litigation. Except as disclosed on Schedule 3.12, (i) there are no actions, suits, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, "Proceedings") pending or, to Seller's Knowledge, threatened, against or affecting Seller, the Business or any of the Transferred Assets or which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Seller from complying with the terms and provisions of this Agreement; (ii) there are no existing orders, judgments or decrees of any Governmental Authority or any legal tribunal affecting any of the Transferred Assets or the Business; and (iii) to Seller's Knowledge, there are no events, occurrences, developments, states of circumstances or facts or changes that could give rise to any Liability that may be reasonably expected to have a Material Adverse Effect.

            3.13. Contracts.

                  (a) Schedule 3.13(a) sets forth a complete list of the following contracts, commitments and obligations (whether written or oral) of Seller that relate to the Business (collectively with the Leases and the Employment Agreements, the "Scheduled Contracts"):

                  (i) each Contract between Seller and (A) any supplier of services or products to Seller whose dollar volume of sales to Seller exceeded $10,000 in 1995, and (B) any Person in which the aggregate payments made to Seller under such Contract exceeded $10,000 in 1995;

                  (ii) each other agreement or arrangement of Seller that (y) requires the payment or incurrence of Liabilities or the rendering of services by Seller, subsequent to the date of this Agreement of more than $10,000 and (z) cannot be terminated by Seller within 30 days;

                  (iii) all Contracts relating to, and evidences of or guarantees of, or providing security for, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

                  (iv) to the extent that any of the following provide for annual payments by Seller in excess of $10,000 and cannot be terminated by Seller within 30 days, all license, distribution, commission, marketing, agent, franchise, technical assistance or similar agreements relating to or providing for the marketing and/or sale of the products or services to which Seller is a party or by which Seller is otherwise bound; and

                  (v) all other contracts, commitments and obligations that are not in the ordinary course of the Business.

                  (b) Except as disclosed in Schedule 3.13(b), each Scheduled Contract and Subsequent Material Contract relating to the Business or any of the Transferred Assets is a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each other party thereto, enforceable (except to the extent such enforceability may be limited by bankruptcy, equity and creditors' rights generally) against Seller and, to the Knowledge of Seller, each such other party in accordance with its terms, and neither Seller nor, to the Knowledge of Seller, any other party thereto is in material default or has failed to perform any material obligation thereunder. Complete and correct copies of each Scheduled Contract have been delivered to Buyer.

                  (c) Schedule 3.13(c) sets forth a list (by name, address and persons to contact) of the 10 largest customers of and the five primary vendors providing services to Seller for each of the 12-month periods ended December 31, 1994 and 1995 and the nine-month period ended September 30, 1996 together with the approximate dollar amount of sales or services provided to Seller during said periods and a summary description of the services provided by such vendors.

            3.14. Permits; Required Consents.

                  (a) Schedule 3.14(a) sets forth all material approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities (and all other Persons) necessary for the operation of the Transferred

Assets or the Business in substantially the same manner as currently operated or affecting or relating in any way to the Business (the "Permits").

                  (b) Schedule 3.14(b) lists (i) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver (each, a "Required Governmental Approval") required under Applicable Law to be obtained by Seller by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any material Permit or otherwise, and (ii) each Scheduled Contract with respect to which the consent of the other party or parties thereto must be obtained by Seller by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of the transfer of such Contract, the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof (each, a "Required Contractual Consent" and collectively with the Required Governmental Approvals, the "Required Consents"). Except as set forth in Schedule 3.14(a) or (b) each Permit is valid and in full force and effect in all material respects and, assuming the related Required Consents have been obtained prior to the Closing Date, are or will be transferable by Seller, and assuming the related Required Consents have been obtained prior to the Closing Date, none of the Permits will be terminated or become terminable or impaired in any material respect as a result of the transactions contemplated hereby.

            3.15. Compliance with Applicable Laws. Except as set forth in
Schedule 3.15, the operation of the Business by Seller and the condition of the Transferred Assets have not violated or infringed, and do not violate or infringe, any material Applicable Law, or any order, writ, injunction or decree of any Governmental Authority.

            3.16 Employment Agreements; Change in Control; and Employee
Benefits.

                  (a) Except as set forth on Schedule 3.16(a), there are no employment, consulting, severance pay, continuation pay, termination pay or indemnification agreements or other similar agreements of any nature whatsoever (collectively, "Employment Agreements") between Seller, on the one hand, and any current or former stockholder, officer, director, employee or Affiliate of Seller or any of their respective Associates or any consultant or agent of Seller, on the other hand, that are currently in effect and relate to the Business. Except as set forth on Schedule 3.16(a), there are no Employment Agreements or any other similar agreements to which Seller is a party under which the transactions contemplated by this Agreement (i) will require any payment by Seller, Buyer, or any consent or waiver from any stockholder, officer, director, employee or Affiliate of Seller or any of their respective Associates or any consultant or agent of Seller, or Buyer, or (ii) will result in any change in the nature of any rights of any stockholder, officer, director, employee or Affiliate of Seller or any of their respective Associates or any consultant or agent of Seller under any such Employment Agreement or other similar agreement.

                  (b) Schedule 3.16(b) sets forth all Benefit Plans and Benefit Arrangements of Seller. Seller has made true and correct copies of all governing instruments and related agreements pertaining to such Benefit Plans and Benefit Arrangements available to Buyer. Seller has made available to Buyer a copy of (i) the three most recently filed Federal Form 5500 series and accountant's opinion, if applicable, for each Employee Benefit Plan.

                  (c) The funding method used in connection with each Employee Pension Benefit Plan subject to the minimum funding requirements of ERISA is acceptable and the actuarial assumptions used in connection with funding each such plan are reasonable. No accumulated funding deficiency, as defined in Code
Section 412 has been incurred with respect to any plan year, whether or not waived. Except as set forth on Schedule 3.16(i), Seller has not failed to pay when due any required installment, within the meaning of Code Section 412(m), with respect to any Employee Pension Benefit Plan. There has been no reportable event, within the meaning of ERISA Section 4043(b) with respect to any Employee Pension Benefit Plan. Except as set forth on Schedule 3.16(i), no proceeding has ever been commenced by the Pension Benefit Guaranty Corporation to terminate any such plan, and no condition exists and no event has occurred that could reasonably constitute grounds for the termination of any such plan by the Pension Benefit Guaranty Corporation.

                  (d) Neither Seller nor any ERISA Affiliates of Seller sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to any Multiemployer Plan.

                  (e) No individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Benefit Plan, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement.

                  (f) Except as set forth on Schedule 3.16(f), no Employee Benefit Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither Seller nor any ERISA Affiliates of Seller has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Sections 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or (l), with respect to any Employee Benefit Plan nor, to the Knowledge of Seller, is there a basis for any such claim. Except as set forth on
Schedule 3.16(f), no officer, director or employee of Seller has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Benefit Plan.

                  (g) Except as set forth on Schedule 3.16(g), other than routine claims for benefits, there is no claim pending or to the Knowledge of Seller threatened, involving any Benefit Plan by any Person against such plan or Seller or any ERISA Affiliate. Except as set forth on Schedule 3.16(g), there is no pending or to the Knowledge of Seller threatened proceeding involving any Employee Benefit Plan before the IRS, the United States Department of Labor or any other Governmental Authority.

                  (h) Except as set forth on Schedule 3.16(g), there is no violation of any reporting or disclosure requirement imposed by ERISA or the Code with respect to any Benefit Plan.

                  (i) Except as set forth on Schedule 3.16(i), each Benefit Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code including, but not limited to, all applicable reporting and disclosure requirements. Each Employee Pension Benefit Plan intended to be a qualified plan under Code Section 401(a) has received a favorable determination letter to that effect from the Internal Revenue Service, and nothing has occurred since such determination that would adversely affect such plan's qualified status. Except as set forth on Schedule 3.16(i), Seller and each ERISA Affiliate have made full and timely payment of all amounts required to be contributed under the terms of each Benefit Plan and Applicable Law or required to be paid as expenses under such Benefit Plan, and Seller and each ERISA Affiliates shall continue to do so through the Closing.

                  (j) With respect to any Group Health Plans maintained by Seller or its ERISA Affiliate, whether or not for the benefit of Seller and its ERISA Affiliate, Seller and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Section 4980B of the Code. Except as set forth in Schedule 3.16(j), Seller is not obligated to provide health care benefits of any kind to its retired employees pursuant to any Employee Benefit Plan, including without limitation any Group Health Plan, or pursuant to any agreement or understanding.

            3.17 Labor and Employment Matters.

                  (a) Except as set forth on Schedule 3.17, no collective bargaining agreement exists that is binding on Seller and relates to Employees of the Business and, except as described on Schedule 3.17, no petition has been filed or proceedings instituted by an employee of the Business or group of employees of the Business with any labor relations board seeking recognition of a bargaining representative. Schedule 3.17 describes any organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of the Business .

                  (b) Except as set forth on Schedule 3.17, (i) there is no labor strike, dispute, slow down or stoppage pending or, to Seller's Knowledge, threatened against or directly affecting the Business, (ii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement relating to the Business is pending, and no claims therefor exist; and
(iii) neither Seller, nor of its Affiliates has received any notice or has any Knowledge of any threatened labor or civil rights dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any employee or group of employees of the Business.

                  (c) If required under the Workers Adjustment and Retraining Notification Act or other applicable state law regulating plant closing or mass layoffs, Seller and its Affiliates have timely caused there to be filed or distributed, as appropriate, all required filings and notices with respect to employment losses occurring through the Closing Date.

                  (d) Seller and its Affiliates have complied and are currently complying, in respect of all employees of the Business, with all Applicable Laws respecting employment and employment practices and the protection of the health and safety of employees, from whatever source such law may be derived, including, without limitation, statutes, ordinances, laws, rules, regulations, policies, standards, judicial or administrative precedents, judgments, orders, decrees, awards, citations, licenses, official interpretations and guidelines.

                  (e) All individuals who are performing or have performed services for Seller, or any Affiliate thereof and are or were classified by Seller or any Affiliate as "independent contractors" qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, as applicable, except for such instances which are not, in the aggregate, material.

            3.18. Intellectual Property.

                  (a) Schedule 3.18(a) sets forth a complete and correct list of each patent, patent application and docketed invention, trademark, trade name, trademark or tradename registration, logo, product number or application, copyright or copyright registration or application for copyright registration, and each license or licensing agreement for any of the foregoing relating to any Transferred Asset or relating to the Business (the "Intellectual Property Rights").

                  (b) Except as disclosed in Schedule 3.18(b), Seller has not during the three years preceding the date of this Agreement been a party to any Proceeding, nor to the Knowledge of Seller is any Proceeding threatened as to which there is a reasonable possibility of a determination adverse to Seller that involved or may involve a claim of infringement by any Person (including any Governmental Authority) of any Intellectual Property Right. Except as disclosed in Schedule 3.18(b), no Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Seller, or restricting the licensing thereof by Seller to any Person. The use of the Intellectual Property Rights does not conflict with, infringe upon or violate any patent, patent license, patent application, trademark, tradename, trademark or tradename registration, copyright, copyright registration, service mark, brand mark or brand name or any pending application relating thereto, or any trade secret, know-how, programs or processes, or any similar rights, of any Person.

                  (c) Except as set forth in Schedule 3.18(c), Seller either owns the entire right, title and interest in, to and under, or, to Seller's knowledge, has acquired in connection with the acquisition of Equipment or Inventory an implied license to use, any and all inventions, processes, computer programs, know-how, formulae, trade secrets, patents, chip designs, mask works, trademarks, tradenames, brand names and copyrights which are necessary for the conduct of the Business in the manner that the Business has heretofore been conducted. No other inventions, processes, computer programs, know-how, formulae, trade secrets, patents, chip designs, mask works, trademarks, tradenames, brand names, copyrights, licenses or applications for any of the foregoing are necessary for the unimpaired continued operation of the Business in the manner that such business has heretofore been conducted.

            3.19. Advisory Fees. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Seller or its Affiliates who might be entitled to any fee, commission or reimbursement of expenses from Buyer or any of its Affiliates or any of their respective Associates upon consummation of the transactions contemplated by this Agreement.

            3.20. Environmental Compliance.

                  (a) Except as disclosed in Schedule 3.20(a), Seller has obtained all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities, or from any other Person, that are required under any Environmental Law in connection with the operation of the Business. Schedule 3.20(a) sets forth all permits, licenses and other authorizations issued under any Environmental Law to Seller relating to the Business or the Transferred Assets.

                  (b) Except as disclosed in Schedule 3.20(b), Seller is in compliance in all respects with all terms and conditions of all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities (and all other Persons) required under all Environmental Laws and used in the Business or that relate to the Transferred Assets, and is also in compliance in all respects with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws in connection with the operation of the Business.

                  (c) Except as disclosed in Schedule 3.20(c), there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans relating to or in any way affecting Seller, the Business or the Transferred Assets that may interfere with or prevent continued compliance with any Environmental Law by Buyer after the Closing, or that may give rise to any Environmental Liability, or otherwise form the basis of any claim, action, demand, suit, Proceeding, hearing, study or investigation (i) under any Environmental Law, (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any Hazardous Substance, or (iii) resulting from exposure to workplace hazards.

                  (d) Seller has delivered to Buyer all environmental studies and reports known to Seller relating to the Business or the Transferred Assets.

            3.21. Insurance. Schedule 3.21 sets forth a complete and correct list of all insurance policies of any kind or nature whatsoever currently in force or in force at any time subsequent to December 31, 1995 with respect to the Business (the "Insurance Policies"), including all "occurrence based" liability policies regardless of the periods to which they relate. For each Insurance Policy, Schedule 3.21 indicates the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage. The Insurance Policies described as currently in effect are in full force and effect and are valid, outstanding and enforceable, and all premiums due thereon have been paid in full.

            3.22. Tax Matters. Except as set forth on Schedule 3.22:

                  (a) Seller has timely filed all Tax Returns required to have been filed by it, and has timely paid all Taxes due to any taxing authority with respect to all taxable periods ending on or prior to the Closing Date, or otherwise attributable to all periods prior to the Closing Date. All taxes payable by Seller with respect to all taxable periods ending on or prior to the Closing Date have been provided for, and all Returns are true, correct, and complete in all respects. Seller is currently not the beneficiary of any extension of time within which to file any Tax Return.

                  (b) Seller has not received notice that the IRS or any other taxing authority has asserted against Seller any deficiency in Taxes or claim for additional Taxes in connection with any tax period. There are no liens for Taxes on any of the Transferred Assets, except for liens arising from Taxes which are due but not yet payable.

                  (c) Seller has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;

                  (d) Seller has not been included in any consolidated, combined or unitary Tax Return provided for under the laws of the United States, any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

                  (e) Seller does not have any unpaid liability for Taxes under Sections 1363(d), 1374, or 1375 of the Code (or any successor or predecessor provision) or any similar provision of state or local law for any period on or prior to or including the Closing Date.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF BUYER AND RBC

            Buyer and RBC hereby jointly and severally represent and warrant to Seller and LJB that:

            4.01. Organization and Existence. Each of Buyer and RBC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. Each of Buyer and RBC is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where the failure to be so qualified has not been, and may not reasonably be expected to be, material.

            4.02. Corporate Authorization. The execution, delivery and performance by each of Buyer and RBC of this Agreement and the consummation by each of Buyer and RBC of the transactions contemplated hereby are within their respective corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer and RBC, subject to the receipt of approval by their respective Boards of Directors. This Agreement constitutes a legal, valid and binding agreement of each of Buyer and RBC, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

            4.03. Governmental Authorization. The execution, delivery and performance by each of Buyer and RBC of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than as set forth in this Agreement.

            4.04. Non-Contravention. The execution, delivery and performance by each of Buyer and RBC of this Agreement do not (a) contravene or conflict with the Certificate of Incorporation or Bylaws of Buyer or RBC, or (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer or RBC.

            4.05. Advisory Fees. Except for W.E. Myers & Company and Aurora Capital Partners L.P. (whose fees and expenses will be paid by Buyer or RBC), there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee, commission or reimbursement of expenses from Seller or any of its respective Affiliates upon consummation of the transactions contemplated by this Agreement.

            4.06. Litigation. There is no Proceeding pending against, or to the Knowledge of Buyer or RBC, threatened against or affecting, Buyer or RBC before any court or arbitrators or any governmental body, agency or official that in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

                                    ARTICLE V

                               COVENANTS OF SELLER

            5.01. Conduct of the Business; Distributions. From the date hereof until the Closing Date, Seller shall conduct the Business in the ordinary course and in substantially the same manner as it has prior to the date of this Agreement and agrees, with respect to the Business and other than in the ordinary course of business, not to enter into any material agreements or take any other significant actions without the prior written consent of Buyer, which shall not be unreasonably withheld. Seller shall use its reasonable efforts to preserve intact the Transferred Assets, the Business and the business organizations and relationships and goodwill of Seller with third parties with respect to the Business and keep available the services of the present employees, agents and other personnel of Seller with respect to the Business. Without limiting the generality of the preceding sentence and except as otherwise expressly provided in this Agreement, from the date hereof until the Closing Date:

                  (a) Seller will:

                        (i) (A) maintain the Transferred Assets in the ordinary course of business consistent with past practice in good operating order and condition, reasonable wear and tear excepted, (B) promptly repair, restore or replace any Transferred Assets in the ordinary course of business consistent with past practice, (C) upon any damage, destruction or loss to any of the Transferred Assets, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of the Transferred Assets before such event, (D) use its best efforts to obtain, prior to the Closing Date, all Required Consents, and (E) take all actions necessary to be in compliance with, and to maintain the effectiveness of, all material Permits;

                        (ii) comply with all material Applicable Laws;

                        (iii) file all foreign, Federal, state and local Tax Returns required to be filed and make timely payment of all applicable Taxes when due;

                        (iv) promptly notify Buyer in writing of (A) any action, event, condition or circumstance, or group of actions, events, conditions or circumstances, that results in, or could reasonably be expected to result in, a Material Adverse Effect, other than changes in general economic conditions, (B) the commencement of any Proceeding by or against Seller, or Seller becoming aware of any threat, claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance that could reasonably be expected to result in a Proceeding, and (C) the occurrence of any breach by Seller or LJB of any representation or warranty, or any covenant or agreement, contained in this Agreement.

                  (b) without Buyer's prior consent, Seller will not and will not agree to, and LJB will cause Seller not to:

                        (i) purchase or otherwise acquire assets with respect to the Business from any other Person other than in the ordinary course of the Business;

                        (ii) sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber (other than with Permitted Liens), any of the Transferred Assets, including Leased Real Property, except in the ordinary course of the Business;

                        (iii) amend or modify in any material respect or terminate any Scheduled Contract or any other Contract entered into by Seller after the date hereof which, if in existence on the date hereof, would be required to be set forth in the Schedule 3.13(a) as a Scheduled Contract (each, a "Subsequent Material Contract");

                        (iv) except in the ordinary course of Seller's Business, waive, cancel or take any other action materially impairing any of its rights relating to the Business;

                        (v) make or commit to make any capital expenditure, or group of related capital expenditures with respect to the Business in excess of $10,000, other than (A) capital expenditures set forth on
      Schedule 5.01(b) and (B) capital expenditures expressly required under any Scheduled Contract;

                        (vi) enter into or commit or propose to enter into any Subsequent Material Contract;

                        (vii) with respect to the Business, (A) increase the rate or terms of compensation payable or to become payable to its employees except in the ordinary course of business, (B) pay or agree to pay any pension, retirement allowance or other employee benefit not provided for by any Employee Plan, Benefit Arrangement or Employment Agreement set forth in the Schedules hereto, (C) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any Employee Plan or Benefit Arrangement,
      (D) enter into any employment agreement with or for the benefit of any Person, or (E) increase the rate of compensation under or otherwise change the terms of any Employment Agreement set forth in Schedule 3.16(a);

                        (viii) make any change in its accounting methods or in the manner of keeping its books and records or any change in its current practices with respect to sales, receivables, payables or accrued expenses; or

                        (ix) move any of the Transferred Assets between or among any of Seller's facilities.

            5.02. Access to Information. Subject to compliance with Applicable Laws, from the date hereof until the Closing Date, Seller will promptly: (a) give Buyer and its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records relating to the Business and the Transferred Assets upon reasonable prior notice, (b) furnish to Buyer and its counsel, financial advisors, auditors and other authorized representatives such information relating to the Business or the Transferred Assets as Buyer may reasonably request and (c) instruct the directors, officers, employees, counsel, auditors and financial advisors of Seller to cooperate with Buyer and its counsel, financial advisors, auditors and other authorized representatives in their investigation of the Business and the Transferred Assets. Such investigation shall include, but shall not be limited to:

                        (i) A business and financial performance review of the Business;

                        (ii) A review of the financial statements and tax returns of Seller;

                        (iii) An environmental review as to the presence and nature of any hazardous materials in or on any real property owned or leased by Seller; and

                        (iv) A standard legal due diligence examination relating to Seller and the Business.

            5.03. Compliance with Terms of Required Governmental Approvals and Required Contractual Consents. On and after the Closing Date, Seller shall comply at its own expense with all conditions and requirements affecting Seller set forth in (a) all Required Governmental Approvals as necessary to keep the same in full force and effect assuming continued compliance with the terms thereof by Buyer and (b) all Required Contractual Consents as necessary to keep the same effective and enforceable against the Persons giving such Required Contractual Consents assuming continued compliance with the terms thereof by Buyer.

            5.04. Maintenance of Insurance Policies. On and after the date hereof (including after the Closing Date), Seller shall not take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the date hereof that covers all or any part of the Transferred Assets or the Business with respect to the period of time ending on the Closing Date. Notwithstanding the foregoing, Seller shall not have any obligation to make any monetary payment to maintain the effectiveness of any such insurance policy after the Closing Date.

            5.05. Confidentiality.

                  (a) Seller and LJB will, and will cause their representatives to, treat any data and information obtained with respect to Buyer or any of its Affiliates from any representative, officer, director, or employee of Buyer, or from any books or records of Buyer in connection with this Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; provided, however, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than Seller or its Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation, (ii) information that may be required to be disclosed by Applicable Law or (iii) information required to be disclosed to obtain any Required Consents.

                  (b) In the event that the Closing fails to take place and this Agreement is terminated, Seller and LJB, upon the written request of Buyer, will, and will cause their representatives to, promptly deliver to Buyer any and all documents or other materials furnished by Buyer or any of its Affiliates to Seller or LJB in connection with this Agreement without retaining any copy thereof. In the event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished by Buyer to Seller or LJB, shall be destroyed by Seller or shall be returned to Buyer, and Seller shall confirm to Buyer in writing that all such materials have been returned or destroyed. No failure or delay by Buyer in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

                  (c) The parties hereto recognize and agree that in the event of a breach of this Section 5.05, money damages would not be an adequate remedy to Buyer or its Affiliates for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained therefrom. Accordingly, if there should be a breach or threatened breach of any of the provisions of this Section 5.05, Buyer and its Affiliates shall be entitled to an injunction restraining Seller and LJB from any breach without showing or proving actual damage sustained by Buyer or its Affiliates, as the case may be. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Buyer may otherwise have under Applicable Law.

            5.06. Taxes.

                  (a) All sales, value added, use, transfer, registration, stamp and similar Taxes imposed in connection with the sale of the Transferred Assets shall be borne by Seller.

                  (b) Seller agrees that no new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the Transferred Assets shall be made after the date of this Agreement without the prior written consent of Buyer.

                  (c) Seller shall (i) provide Buyer with such assistance as may reasonably be requested in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes, (ii) retain and provide Buyer with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other Tax Proceeding. Seller shall retain all relevant documents, including prior year's Tax Returns, supporting work schedules and other records or information that may be relevant to such returns and shall not destroy or otherwise dispose of any such records without the prior written consent of Buyer. Notwithstanding the foregoing, Seller shall have no obligation to obtain records that exist as of the date hereof but that were not under Seller's dominion and control prior to the date hereof.

                  (d) Seller shall provide Buyer with all tax clearance certificates or similar documents that may be required by any state or local taxing authority in order to relieve Buyer of any obligations to withhold any portion of the Purchase Price.

                  (e) Pursuant to Section 1445(b)(2) of the Code, Seller shall furnish Buyer an affidavit, stating under penalty of perjury Seller's United States taxpayer identification number and that Seller is not a foreign person.

            5.07. Use of Name; Obtaining of Trademark. From and after the Closing, Seller shall not use the name "Beaver Ball Screws" in any context. Following the Closing, Buyer intends to make application for a trademark registration of the name "Beaver Ball Screws" for use in connection with the Business. Seller shall take any and all actions and execute and deliver any and all documents reasonably necessary to assist Buyer in obtaining such trademark registration if and to the extent that Buyer would otherwise be unsuccessful due to the existence of any similar registered trademark of Seller. If, notwithstanding Seller's best efforts pursuant to the preceding sentence, Buyer is unable to obtain a trademark registration of the name "Beaver Ball Screws," then (i) Buyer shall have a license in perpetuity to use the name "Beaver Ball Screws" without payment of royalties or fees and (ii) Seller, at Buyer's request and expense, will prosecute from time to time all actions against other Persons for infringements against or improper usage of the name "Beaver Ball Screws."

            5.08. Intentionally Omitted.

            5.09. Collection of Selected Accounts Receivable. If Seller receives partial or full payment of any Selected Accounts Receivable after the Closing Date, such payment shall be paid promptly to Buyer. Seller shall use its reasonable best efforts to enter into an agreement with Sanwa Business Credit Corporation in the form attached hereto as Exhibit B.

            5.10. Compliance With Bulk Sales Laws. Seller shall comply prior to the Closing Date with all applicable provisions of Article 6 of the Uniform Commercial Code as adopted in the States of South Carolina and Michigan relating to bulk sales.

            5.11. Notice of Third Party Interest. Seller shall promptly communicate to Buyer the fact that Seller or LJB has received any proposal or inquiry regarding the purchase or acquisition of all or substantially all of the Transferred Assets or the Business or a merger, consolidation or other business combination or arrangement pursuant to which any other Person would directly or indirectly acquire the Transferred Assets or the Business or any substantial equity interest therein.

            5.12. Reconveyance Fee. If Buyer reconveys the Transferred Assets to Seller pursuant to the Lien Escrow Agreement, LJB shall pay to Buyer a fee of $250,000 in cash within three business days after such reconveyance.

                                   ARTICLE VI

                               COVENANTS OF BUYER

            6.01. Confidentiality.

                  (a) Buyer will, and will cause its representatives to, treat any data and information obtained with respect to Seller from any representative, officer, director or employee of Seller, or from any books or records of Seller in connection with this Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; provided, however, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than Buyer, or its Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation,
(ii) information that may be required to be disclosed by Applicable Law, (iii) information required to be disclosed to obtain any Required Consents;

(iv) any information that is disclosed by Buyer or its Affiliates to any of their actual or prospective lenders or investors in connection with financing the transactions contemplated by this Agreement; or (v) any information that is disclosed by Buyer after the Closing shall have occurred; provided, however, that in the event the Closing has occurred, this Section 6.01(a) shall cease to be effective with respect to any data and information obtained with respect to the Transferred Assets or the Business.

                  (b) In the event that the Closing fails to take place and this Agreement is terminated, Buyer, upon the written request of Seller, will, and will cause its representatives to, promptly deliver to Seller any and all documents or other materials furnished by Seller to Buyer in connection with this Agreement without retaining any copy thereof. In event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished by Seller to Buyer, shall be destroyed by Buyer or shall be returned to Seller, and Buyer shall confirm to Seller in writing that all such materials have been returned or destroyed. No failure or delay by Seller in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

                  (c) The parties hereto recognize and agree that in the event of a breach of this Section 6.01, money damages would not be an adequate remedy to Seller for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by Seller therefrom. Accordingly, if there should be a breach or threatened breach of any of the provisions of this Section 6.01, Seller shall be entitled to an injunction restraining Buyer from any breach without showing or proving actual damage sustained by Seller. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Seller may otherwise have under Applicable Law.

            6.02. Collection of Accounts Receivable. During the 90-day period immediately following the Closing Date, Buyer shall use it reasonable best efforts to collect on behalf of Seller all accounts receivable relating to the Business that are not Selected Accounts Receivable (the "Retained Accounts Receivable"); provided, however, that Buyer shall not be required to institute legal action to collect any Retained Accounts Receivables. Any amount collected by Buyer with respect to the Retained Accounts Receivable will be promptly paid to Seller. Seller shall take no action to collect Retained Accounts Receivable from the customers listed on Schedule 6.02 during the 90-day period without the prior written consent of Buyer.

            6.03. No Solicitation of Employees. Prior to the Closing Buyer shall not solicit any employee of the Business to become an employee of Buyer other than any offer of employment that is conditioned upon Buyer acquiring the Transferred Assets.

                                   ARTICLE VII

                            COVENANTS OF ALL PARTIES

            7.01. Further Assurances. Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law and this Agreement to consummate the transactions contemplated by this Agreement. Buyer and Seller agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Following the Closing, Buyer shall make the employees and records of Seller reasonably available to Seller, at no charge to Seller other than for out of pocket expenses incurred by Buyer for items such as photocopying or travel, for the purposes of providing accounting information reasonably required by Seller, providing testimony or information in connection with any legal proceeding or for any other appropriate purpose arising out of Seller's ownership and operation of the Business.

            7.02. Certain Filings. The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers.

            7.03. Public Announcements. Up to (and including) the Closing Date, the parties agree that they shall not make any disclosures with respect to this Agreement or the transactions contemplated hereby or cause to be publicized in any manner whatsoever by way of interview, responses to questions or inquiries, press releases or otherwise any aspect of this Agreement or the transactions contemplated hereby without prior written notice to and approval of the other parties hereto, unless the party proposing disclosure reasonably concludes that such release of information is required by Applicable Law and the parties hereto cannot reach agreement upon a mutually acceptable form of release prior to the time that such release of information is required by Applicable law. Notwithstanding the foregoing, the parties may, on a confidential basis (except in the case of clause (iv) below), advise and release information regarding the existence and content of this Agreement or the transactions contemplated hereby to (i) their respective Affiliates or any of their agents, accountants, attorneys and prospective lenders or investors in connection with or related to the transactions contemplated by this Agreement, including without limitation the financing of such transactions, (ii) Sanwa Business Credit Corporation,
(iii) Dana Corporation, (iv) any other secured creditor of Seller for the purposes of obtaining the release of such creditor's Lien, (v) such Persons as are necessary in order for Seller to satisfy its obligation under Section 5.10,
(vi) such Persons as are necessary to
obtain all Required Governmental Approvals and Required Contractual Consents and
(vii) such Persons as are necessary for Buyer to obtain all Permits.

            7.04. Administration of Accounts. All payments and reimbursements made in the ordinary course by any third party in the name of or to Seller or any Affiliate thereof in connection with or arising out of the Transferred Assets, the Business or the Assumed Liabilities after the Closing Date shall be held by Seller or such Affiliate in trust for the benefit of Buyer and, immediately upon receipt by Seller or any such Affiliate of any such payment or reimbursement, Seller shall pay, or cause to be paid, over to Buyer the amount of such payment or reimbursement without right of set off. All payments and reimbursements made in the ordinary course by any third party in the name of or to Buyer or any Affiliate thereof in connection with or arising out of the Excluded Assets or the Excluded Liabilities after the Closing Date shall be held by Buyer or such Affiliate in trust for the benefit of Seller and, immediately upon receipt by Buyer or any such Affiliate of any such payment or reimbursement, Buyer shall pay, or cause to be paid, over to Seller the amount of such payment or reimbursement without right of set off.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

            8.01. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction of each of the following conditions:

                  (a) (i) Seller and LJB shall have performed and satisfied in all material respects each of their material obligations hereunder required to be performed and satisfied on or prior to the Closing Date, (ii) each of the representations and warranties of Seller and LJB contained in this Agreement shall have been true and correct in all material respects when made and shall contain no misstatement or omission that would make any such representation or warranty materially misleading when made and shall be true and correct in all material respects, and shall not contain any misstatement or omission that would make any such representation or warranty materially misleading, at and as of the Closing Date with the same force and effect as if made as of the Closing Date and (iii) Buyer shall have received certificates signed by a duly authorized executive officer of Seller to the foregoing effect and to the effect that to the Knowledge of such officer the conditions specified within this Section 8.01 have been satisfied.

                  (b) All Required Governmental Approvals for the transactions contemplated by this Agreement shall have been obtained without the imposition of any conditions that are or would become applicable to the Business, the Transferred Assets or Buyer (or any of its Affiliates) after the Closing that Buyer in good faith reasonably determines would be materially burdensome upon the Business, the Transferred Assets or Buyer (or any of its Affiliates) or their respective businesses substantially as such businesses have been conducted prior to the Closing Date or as said businesses, as of the date hereof, would be reasonably expected to be conducted after the Closing Date. All such Required Governmental Approvals shall be in effect, and no Proceedings shall have been instituted or threatened by any Governmental Authority with respect thereto as to which, in Buyer's good faith opinion, there is a material risk of a determination that would terminate the effectiveness of, or otherwise materially and adversely modify the terms of, any such Required Governmental Approval; all applicable waiting periods with respect to such Required Governmental Approvals shall have expired; and all conditions and requirements prescribed by Applicable Law or by such Required Governmental Approvals to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Required Governmental Approvals are, and will remain, in full force and effect assuming continued compliance with the terms thereof after the Closing.

                  (c) All Required Contractual Consents shall have been obtained without the imposition of any conditions that are or would become applicable to the Business, the Transferred Assets, Buyer or any of its Affiliates after the Closing that Buyer in good faith determines would be materially burdensome upon the Business, the Transferred Assets, Buyer or any of its Affiliates or their respective businesses substantially as such businesses have been conducted prior to the Closing Date or as said businesses, as of the date hereof, would be reasonably expected to be conducted after the Closing Date. All such Required Contractual Consents (and with respect to the Subsequent Material Contracts, such other consents as may be required) shall be in effect. All conditions and requirements prescribed by any Required Contractual Consent (or any such other consent) to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Required Contractual Consents (and all such other consents) are effective and enforceable, and will remain effective and enforceable against the Persons giving such Required Contractual Consents (and such other consents) assuming continued compliance with the terms thereof.

                  (d) The transactions contemplated by this Agreement and the consummation of the Closing shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfer and exchange contemplated hereby or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person (i) challenging or in any manner seeking to restrict or prohibit the transfer and exchange contemplated hereby or the consummation of the Closing, or to impose conditions that Buyer in good faith determines would be materially burdensome upon the Business, the Transferred Assets, Buyer or any of its Affiliates or their respective businesses substantially as such businesses have been conducted prior to the Closing Date or as said businesses, as of the date hereof, would be reasonably expected to be conducted after the Closing Date.

                  (e) Since the date hereof, there shall not have been any event, occurrence, development or state of circumstances or facts or change in the Transferred Assets or the Business (including any damage, destruction or other casualty loss, but excluding any event, occurrence, development or state of circumstances or facts or change resulting from changes in general economic conditions) affecting the Business or any Transferred Asset that has had or that may be reasonably expected to have, either alone or together with all other such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect.

                  (f) Each of Seller and LJB shall have executed and delivered to Buyer a Non-Competition Agreement in the form attached hereto as Exhibit C.

                  (g) Buyer shall have received an opinion of counsel from Schuyler, Roche & Zwirner in substantially the form attached hereto as Exhibit D.

                  (h) Buyer shall be reasonably satisfied that there has been no material degradation of the Transferred Assets since the completion by Buyer of its inspection of the Transferred Assets.

                  (i) Buyer shall have completed its customary due diligence as contemplated by Section 5.02(c) and Buyer shall be satisfied, in its reasonable judgment, with both the quantity and the substance of the information provided to it.

                  (j) Harris Bank & Trust and Sanwa Business Credit Corporation shall have executed and delivered a side letter agreement in substantially the form attached hereto as Exhibit B.

                  (k) Seller shall have executed and delivered a services support agreement in substantially the form attached hereto as Exhibit E.

                  (l) Dana Corporation shall have executed and delivered (i) a lease for the facility in Walterboro, South Carolina, (ii) an environmental indemnification agreement relating to the facility in Walterboro, South Carolina and (iii) a sales and supply agreement relating to the Business, each containing terms reasonably acceptable to Buyer.

                  (m) The applicable provisions of any statutory provision applicable to the transactions contemplated by this Agreement in the states of Illinois, Michigan and South Carolina, including, without limitation, Article 6 of the Uniform Commercial Code as adopted in the States of South Carolina and Michigan relating to bulk sales with respect to the sale of the Transferred Assets, shall have been complied with to the satisfaction of Buyer.

                  (n) No Liens of any third party shall encumber any of the Transferred Assets, except Permitted Liens and Liens that will be released upon the filing of Uniform Commercial Code termination statements deposited with the Escrow Agent pursuant to the Lien Escrow Agreement.

                  (o) There shall not exist any pending or threatened litigation (excluding any litigation set forth on Schedule 3.12), claims, assessments, or other loss contingencies against or otherwise affecting the Business or any of the Transferred Assets seeking damages in excess of $50,000, or relief materially interfering with the Business or the Transferred Assets.

                  (p) Seller shall have executed and delivered a supply and service agreement in substantially the form attached hereto as Exhibit F.

                  (q) If a petition under title 11 of the United States Code is filed by or against Seller (a "Petition") prior to the Closing (whether or not an order for relief has been entered), Buyer's obligations hereunder are conditioned on the following:

                        (i) The entry of an order (the "Procedures Order") by the Bankruptcy Court in which the Petition is filed (the "Bankruptcy Court"), no later than 15 days following the date on which the Petition is filed (the "Petition Date") establishing the procedures for the obtaining of the Approval Order. The Procedures Order shall be in form and substance acceptable to Buyer and if the Procedures Order permits Persons other than Buyer to bid for all or any portion of the Transferred Assets, the obligations of Buyer are conditioned on the Procedures Order providing:

                              (A) All bids shall be for not less than all of the
            Transferred Assets;

                              (B) Buyer shall be deemed to have made the opening
            bid in the amount set forth in this Agreement and providing that except for the cash portion of the Purchase Price, all bids shall be on the terms and conditions of this Agreement;

                              (C) All prospective bidders (including Buyer)
            shall, not less than 10 days before the Approval Hearing, qualify as a bidder by posting with Seller (or with the trustee in bankruptcy if one has been appointed) cash, letters of credit, certificates of deposit or other financial instruments, in amounts at least equal to the amount to be bid, in form and substance sufficient to establish the ability of such bidders to consummate the transactions contemplated by this Agreement within the time specified in this Agreement;

                              (D) Permitting only persons who have qualified to
            bid;

                              (E) Specifying the initial overbid shall be not
            less than $500,000 with bidding increments of $100,000 thereafter, and requiring that a non-refundable deposit in the amount bid be tendered to Seller at the Approval Hearing; and

                              (F) If the Bankruptcy Court enters its order
            approving any sale of the Purchased Assets, other than to Buyer in accordance with this Agreement, Seller shall (whether or not a sale to such Person is consummated) pay to Buyer within 10 days of entry of such order, a fee in the amount of $500,000 to compensate and reimburse Buyer for its management time, costs and expenses incurred in entering into this Agreement, with such fee having priority over all other liens, claims and expenses relating to the Transferred Assets.

                        (ii) The giving of notice by Seller, no later than 20 days following the Petition Date, to all creditors, parties in interest, Persons requesting special notice and Persons entitled to notice under applicable law and rules, of the hearing (the "Approval Hearing") to consider the motion by Seller for an order of the Bankruptcy Court, and such portions of the Procedures Order as the Bankruptcy Court may direct, which notice shall be in form and substance acceptable to Buyer, and which motion requests the entry of an order in form and substance acceptable to Buyer providing:(x) for the assumption of this Agreement, (y) authorizing the transactions contemplated by this Agreement, including, without limitation, the sale of the Transferred Assets to Buyer pursuant to Sections 363 and 365 of the U.S. Bankruptcy Code free and clear of all Liens other than Permitted Liens, and (z) finding the Buyer is acting in good faith within the meaning of Section 363(m) of the U.S. Bankruptcy Code ( the "Approval Order");

                        (iii) The entry no later than 50 days following the Petition Date of the Approval Order as a final and non-appealable order unless the requirement of finality is waived by Buyer;

                        (iv) The enforcement of the Approval Order not being stayed by order of any court;

                        (v) The consummation of the transactions contemplated by this Agreement no later than 55 days following the Petition Date.

                  (r) Seller shall have executed a Lien Escrow Agreement in substantially the form attached hereto as Exhibit G (the "Lien Escrow Agreement").

                  (s) Seller shall have executed and delivered a technical support agreement in substantially the form attached hereto as Exhibit H.

                  (t) The Boards of Directors of Buyer and RBC shall have approved this Agreement and the transactions contemplated hereby.

            8.02. Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction of each of the following conditions:

                  (a) (i) Buyer shall have performed and satisfied in all material respects each of its material obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date, and the aggregate effect of all failures to perform or satisfy all obligations of Buyer on or prior to the Closing Date shall not be materially adverse to Seller; (ii) the representations and warranties of Buyer contained in this Agreement shall be true, complete and accurate in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Seller shall have received a certificate signed by a duly authorized executive officer of

Buyer to the foregoing effect and to the effect that to such officer's Knowledge the conditions specified within this Section 8.02 have been satisfied.

                  (b) All material Required Governmental Approvals for the transactions contemplated by this Agreement shall have been obtained without the imposition of any conditions that are or would become applicable to Seller or any of its Affiliates after the Closing that Seller in good faith reasonably determines would be materially burdensome upon such Seller or any such Affiliate. All such Required Governmental Approvals shall be in effect, and no Proceedings shall have been instituted or threatened by any Governmental Authority with respect thereto as to which, in Seller's good faith opinion, there is a material risk of a determination that would terminate the effectiveness of, or otherwise materially and adversely modify the terms of, any such Required Governmental Approval. All applicable waiting periods with respect to such Required Governmental Approvals shall have expired, and all conditions and requirements prescribed by Applicable Law or by such Required Governmental Approvals to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Required Governmental Approvals are, and will remain, in full force and effect assuming continued compliance with the terms thereof after the Closing.

                  (c) All Required Contractual Consents shall have been obtained without the imposition of any conditions that are or would become applicable to Seller or any of its Affiliates after the Closing that Seller in good faith reasonably determines would be materially burdensome upon Seller or any such Affiliate. All such Required Contractual Consents (and with respect to the Subsequent Material Contracts, such other consents) shall be in effect, and no Proceeding shall have been instituted or threatened with respect thereto that, in Seller's good faith judgment, creates a material risk that any material Liability will be imposed on Seller. All conditions and requirements prescribed by any required Contractual Consent (or any such other consent) to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that no material Liability will be imposed on Seller.

                  (d) The sale and transfer contemplated by this Agreement and the consummation of the Closing shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfer and exchange contemplated hereby or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person challenging or in any manner seeking to restrict or prohibit the transfer and exchange contemplated hereby or the consummation of the Closing.

                  (e) Seller shall have received opinions of counsel from Gibson, Dunn & Crutcher LLP and Adelman, Gettleman, Merens, Berish & Carter Ltd. in substantially the forms attached hereto as Exhibit I and J, respectively.

                                   ARTICLE IX

                                 INDEMNIFICATION

            9.01. Agreement to Indemnify.

                  (a) Subject to the limitations provided herein, Buyer, RBC and their respective Affiliates (collectively, the "Buyer Indemnitees") shall each be indemnified and held harmless to the extent set forth in this Article IX on a joint and several basis by Seller and LJB in respect of any Damages reasonably and proximately incurred by any Buyer Indemnitee (i) as a result of any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of Seller or LJB in this Agreement or (ii) in connection with any Excluded Liability, including, without limitation, all liability relating to Seller's pension plan for hourly employees and all Environmental Liabilities. The aggregate liability of Seller and LJB collectively under this Section 9.01(a) shall not exceed the Indemnification Limit, except in the case of Damages due to Seller's or LJB's fraud or willful misconduct.

                  (b) Seller, LJB and their Affiliates (collectively the "Seller Indemnitees") shall each be indemnified and held harmless to the extent set forth in this Article IX on a joint and several basis by Buyer and RBC in respect of any and all Damages reasonably and proximately incurred by any Seller Indemnitee as a result of (i) any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of Buyer or RBC in this Agreement; (ii) the Assumed Liabilities; or
(iii) Buyer's conduct of the Business after the Closing.

                  (c) Notwithstanding Section 9.01(a), Seller and LJB shall not be liable as Indemnifying Parties until all claims by the Buyer Indemnitees for indemnification, other than claims referred to in the proviso to this sentence, exceed $25,000 in the aggregate, and thereafter Seller and LJB shall be liable, subject to the other limitations provided for elsewhere in this Agreement, for all indemnification claims except the first $25,000 of claims arising after the Closing Date; provided, however, that Seller and LJB shall be liable, subject to the other limitations provided for elsewhere in this Agreement, for all claims by the Buyer Indemnitees arising out of (i) the fraud or willful misconduct of Seller or LJB or (ii) any Lien that does not constitute a Permitted Lien.

            9.02. Survival of Representation and Warranties.

                  (a) Except as hereinafter provided in this Section 9.02, all representations and warranties of each Indemnifying Party contained herein and all claims of any Indemnitee in respect of any inaccuracy or misrepresentation in or breach of any representation or warranty of any Indemnifying Party contained in this Agreement, shall be deemed to have been remade at the Closing and shall survive the Closing and shall expire on the first anniversary of the Closing Date.

                  (b) Notwithstanding Section 9.02(a) the representations and warranties of Seller and LJB shall survive the Closing Date until the expiration of any applicable statute of limitations, including extensions thereof, with respect to: (i) the inaccuracy or misrepresentation in or breach of any representation or warranty made by Seller or LJB in this Agreement arising out of fraud or willful misconduct; and (ii) any inaccuracy or misrepresentation in or breach of any representation or warranty made in Sections 3.01, 3.02, 3.19,
3.20 and 3.22 regardless of whether such inaccuracy or misrepresentation or breach arises out of fraud or willful misconduct.

                  (c) Notwithstanding Section 9.02(a), each of the following representations and warranties of Buyer and RBC shall survive the Closing Date until the expiration of any applicable statute of limitations, including extensions thereof, with respect to: any inaccuracy or misrepresentation in or breach of any representation or warranty made by Buyer or RBC in this Agreement arising out of fraud or willful misconduct.

            9.03. Claims for Indemnification. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article IX in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee's right to indemnity hereunder unless such Indemnifying Party would have the right to defend against such claim pursuant to Section 9.04(b) and then only to the extent that such failure materially adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim.

            9.04. Defense of Claims.

                  (a) In connection with any claim which may give rise to indemnity under this Article IX resulting from or arising out of any claim or Proceeding brought by a third party against an Indemnitee by a Person that is not a party hereto, the Indemnifying Party may, subject to Section 9.04(b), assume the defense of any such claim or Proceeding, upon written notice to the relevant Indemnitee, if all Indemnifying Parties with respect to such claim or Proceeding jointly acknowledge to the Indemnitee its right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the parties or arbitration hereunder) and provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Parties will be financially able to satisfy such claim in full (subject to the Indemnification Limit) if such claim or Proceeding is decided adversely. If the Indemnifying Parties assume the defense of any such claim or Proceeding, the Indemnifying Parties shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Parties shall have assumed the defense of any claim or Proceeding in accordance with this Section 9.04, the Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, without the prior written consent of such Indemnitee; provided, however, that the Indemnifying Parties shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; provided, further, that the Indemnifying Parties shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business; and provided, further, that a condition to any such settlement shall be a complete release of such Indemnitee and its Affiliates, officers, employees, consultants and agents with respect to such claim. Subject to Section 9.04(b), such Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Notwithstanding the preceding sentence, an Indemnitee shall have the right to conduct the defense of any claim or Proceeding until such time as the Indemnifying Parties assume the defense thereof in accordance with the terms hereof, provided that such Indemnitee may not (i) take any action that would materially adversely affect the right of the Indemnifying Parties to assert any reasonable defense or (ii) settle such claim or Proceeding without the written consent of the Indemnifying Parties, which consent may not be unreasonably withheld. Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Parties in the defense of any claim or Proceeding being defended by the Indemnifying Parties pursuant to this Section
9.04. If the Indemnifying Parties do not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 9.04(a), such Indemnitee may defend against such claim or Proceeding.

                  (b) Notwithstanding Section 9.04(a), the Indemnifying Parties may not assume the defense of any claim or Proceeding and the Indemnitee may assume such defense if (i) in the reasonable opinion of the Indemnitee there are one or more legal defenses available to the Indemnitee that conflict with those available to an Indemnifying Party, (ii) the maximum damages sought in such claim or Proceeding exceed the Indemnification Limit then in effect by more than 100% or (iii) the Indemnitee elects not to seek indemnification hereunder for such claim. If the Indemnitee assumes defense of any such claim or Proceeding (except a claim or Proceeding the defense of which is assumed pursuant to clause
(iii)), (A) the Indemnifying Parties may participate in, but not control, the defense of such claim or Proceeding, and (B) if the Indemnitee receives a settlement proposal from the Person asserting such claim or instituting such Proceeding and is notified by an Indemnifying Party that such Indemnifying Party wants to accept such settlement proposal, the liability of the Indemnifying Parties with respect to such claim or Proceeding shall equal the lesser of (x) the amount offered in such settlement proposal, (y) the amount of actual Damages of the Indemnitee with respect to such claim or Proceeding or (z) the Indemnification Limit then in effect.

                  (c) If the Indemnitee elects to defend any claim or Proceeding pursuant to the last sentence of Section 9.04(a) or pursuant to Section 9.04(b), the Indemnitee shall conduct such defense in such manner as it shall deem appropriate, including settling such claim or Proceeding after giving notice of the same to the Indemnifying Parties, on such terms as such Indemnitee shall deem appropriate. Each Indemnifying Party shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnitee in the defense of such claim or Proceeding. If the Indemnifying Parties seek to question the manner in which such Indemnitee defended such claim or Proceeding or the amount of or nature of any such settlement, the Indemnifying Parties shall have the burden to prove by a preponderance of the evidence that such Indemnitee did not defend such claim or Proceeding in a reasonably prudent manner.

                                    ARTICLE X

                                   TERMINATION

            10.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written agreement of all of the parties hereto;

                  (b) by Buyer or by Seller, if the Closing shall not have been consummated by December 31, 1996 (the "Outside Date") as each of Buyer and Seller acknowledge that time is of the essence; provided, however, that a party may not terminate this Agreement pursuant to this clause (b) if the Closing shall not have been consummated within such time period by reason of the failure of such party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement; and

                  (c) by any party hereto if any Federal, state or foreign law or regulation thereunder shall hereafter be enacted or become applicable that makes the transactions contemplated hereby or the consummation of the Closing illegal or otherwise prohibited, or if any judgment, injunction, order or decree enjoining either party hereto from consummating the transactions contemplated hereby is entered, and such judgment, injunction, order or decree shall become final and nonappealable.

            The party desiring to terminate this Agreement pursuant to clause
(b) or (c) shall give written notice of such termination to the other party.

            10.02. Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of any party to any other party to this Agreement; provided, however, that if such termination shall result from the breach by any party of its representations, warranties or covenants contained in this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach notwithstanding such termination. The provisions of Sections 5.05, 6.01, 10.02, 11.03, 11.05 11.07, 11.08, 11.10 and
11.12 shall survive any termination of this Agreement pursuant to Article X.

                                   ARTICLE XI.

                                  MISCELLANEOUS

            11.01. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) if personally delivered, when so


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

delivered, (ii) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iv) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

            If to Seller or LJB:

            Lloyd J. Baretz
            676 North Michigan Avenue
            Suite 3000
            Chicago, IL 60611
            Telecopier No.: (312) 943-8265

            with a copy to:

            Schuyler, Roche & Zwirner
            130 East Randolph Street
            Suite 3800
            Chicago, IL 60601
            Attn:  Frank Zaffere, Esq.
            Telecopier No.: (312) 565-8300

            If to Buyer:

            BPP Acquisition Corporation
            c/o Roller Bearing Company of America, Inc.
            60 Round Hill Road
            Fairfield, CT 06430
            Attn:  Mr. Michael S. Gostomski
            Telecopier No:  (203) 256-0775

            with a copy to:

            Gibson, Dunn & Crutcher
            333 South Grand Avenue, Suite 5018
            Los Angeles, California 90071
            Attn:  Bruce D. Meyer, Esq.
            Telecopier No:  213-229-7520

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until


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

it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

            11.02. Amendments; No Waivers.

                  (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

                  (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            11.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

            11.04. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, which approval shall not be unreasonably withheld.

            11.05. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of Illiniois.

            11.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

            11.07. Entire Agreement. This Agreement (including the Schedules and Exhibits referred to herein which are hereby incorporated by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

            11.08. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

            11.09. Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

            11.10. Construction.

                  (a) The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Any reference to any Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. The words "herein," "hereof," "hereunder," and words of similar import refer to the Agreement as a whole and not to a particular section. Whenever the word "including" is used in this Agreement, it shall be deemed to mean "including, without limitation," "including, but not limited to" or other words of similar import such that the items following the word "including" shall be deemed to be a list by way of illustration only and shall not be deemed to be an exhaustive list of applicable items in the context thereof.

                  (b) The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

            11.11. Cumulative Remedies. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

            11.12. Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Buyer or employee or former employee of Seller or any Affiliate thereof (including any beneficiary or dependent thereof).


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

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                SELLER:

                                BEAVER PRECISION PRODUCTS, INC.


                                By:
                                   -----------------------------------
                                Name:
                                Title:

                                LJB:


                                 --------------------------------------
                                             Lloyd J. Baretz

                                BUYER:

                                BPP ACQUISITION CORPORATION


                                By:
                                   -----------------------------------
                                Name:
                                Title:

                                RBC:

                                ROLLER BEARING COMPANY OF AMERICA, INC.


                                By:
                                   -----------------------------------
                                Name:
                                Title:

                                  SCHEDULE 2.02

                                 EXCLUDED ASSETS

            (a) all books, records, files and papers, whether in hard copy or computer format, that Seller or any of its Affiliates shall be required to retain pursuant to Applicable Law (provided, that copies thereof shall be delivered to Buyer to the extent that the relate to the Business);

            (b) all rights of Seller under this Agreement and the agreements and instruments delivered to Seller by Buyer pursuant to this Agreement;

            (c) any asset of Seller that would constitute a Transferred Asset (if owned by Seller on the Closing Date) that is conveyed or otherwise disposed of during the period from the date hereof until the Closing Date (i) in the ordinary course of business and not in violation of the terms of this Agreement or (ii) as otherwise expressly permitted by the terms of this Agreement;

            (d) any cash on hand of Seller or Deposits by Seller with financial institutions;

            (e) any tangible personal property of Seller (including, without limitation, Inventory) that is located at Seller's Troy, Michigan facility except any assets listed on Schedule 2.01;

            (f) any assets of Seller that are not used in, relate to or generated by the Business;

            (g) any accounts receivable of Seller that do not constitute Selected Accounts Receivable; and

            (h) the leases between Dana Corporation, as lessor, and Seller, as lessee, relating to Seller's Walterboro, South Carolina and Troy, Michigan facilities.


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